SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                          ----------------------------

                                  SCHEDULE 13G

                  INFORMATION STATEMENT PURSUANT TO RULE 13d-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               MindfulEye, Inc.
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                                (Name of Issuer)



                                  Common Stock
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                         (Title of Class of Securities)



                                    74975Y200
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                                 (CUSIP Number)


                                December 31, 2000
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             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

         |_| Rule 13d-1(c)

         |X| Rule 13d-1(d)

CUSIP No.                              13G                     Page 2 of 5 Pages
74975Y200

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1     Name Of Reporting Persons
      I.R.S. Identification Nos. Of Above Persons
      Torresan, Ray
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2     Check The Appropriate Box If A Member Of A
        Group (See Instructions)                                     (a) |_|
                                                                     (b) |_|
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3     SEC Use Only
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4     Citizenship Or Place Of Organization
      Canadian
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                5     Sole Voting Power
 NUMBER OF            1,357,744
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  Shares        6     Shared Voting Power
Beneficially          0
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 Owned By       7     Sole Dispositive Power
   Each               1,357,744
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 Reporting      8     Shared Dispositive Power
Person With           0
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9     Aggregate Amount Beneficially Owned By Each Reporting Person
      1,357,744
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10    Check If The Aggregate Amount In Row (9) Excludes Certain Shares
        (See Instructions)

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11    Percent Of Class Represented By Amount In Row 9
      9.3380%
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12    Type Of Reporting Person (See Instructions)
      IN
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CUSIP No.                              13G                     Page 3 of 5 Pages
74975Y200
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Item 1  (a).  Name of Issuer:
              MindfulEye, Inc.

Item 1  (b).  Address of Issuer's Principal Executive Offices:
              Suite 300, 355 Burrard Street
              Vancouver, British Columbia, CANADA  V6C 2G6

Item 2  (a).  Name of Person Filing:
              Ray Torresan

Item 2  (b).  Address of Principal Business Office or, if None, Residence:
              Suite 300, 355 Burrard Street
              Vancouver, British Columbia, CANADA  V6C 2G6

Item 2  (c).  Citizenship:
              Canadian

Item 2  (d).  Title of Class of Securities:
              Common

Item 2  (e).  CUSIP Number:
              74975Y200

Item 3. If this  statement is filed pursuant to Rules  13d-1(b),  or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  |_| Broker or dealer registered under Section 15 of the Act,

          (b)  |_| Bank as defined in Section 3(a)(6) of the Act,

          (c)  |_| Insurance Company as defined in Section 3(a)(19) of the Act,

          (d)  |_|  Investment   Company  registered  under  Section  8  of  the
               Investment Company Act,

          (e) |_| Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

          (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;

          (g)  |_|   Parent   Holding   Company,   in   accordance   with   Rule
               13d-1(b)(ii)(G);

          (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,

          (j)  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.                              13G                     Page 4 of 5 Pages
74975Y200
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Item 4.   Ownership.

          (a)  Amount beneficially owned:
                1,357,744

          (b) Percent of class:
                9.3380%

          (c) Number of shares as to which such person has:

              (i)    Sole power to vote or to direct the vote
                           1,357,744

              (ii)   Shared power to vote or to direct the vote
                           0

              (iii)  Sole power to dispose or to direct the disposition of
                           1,357,744

              (iv)   Shared power to dispose or to direct the disposition of
                           0


Item 5.   Ownership of Five Percent or Less of a Class.

          If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
                Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                Not applicable

Item 8.   Identification and Classification of Members of the Group.
                Not applicable

Item 9.   Notice of Dissolution of Group.
                Not applicable

Item 10.  Certification.
                Not applicable

CUSIP No.                              13G                     Page 5 of 5 Pages
74975Y200
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    Jan. 29, 2001
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                                                   (Date)

                                    /s/ Ray Torresan
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                                                  (Signature)

                                    Ray Torresan
                                    --------------------------------------------
                                                  (Name/Title)